                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1. Name and Address of Reporting Person*
   Duncan   Robert   E.
   (Last)   (First)  (Middle)

c/o The A Consulting Team, Inc.
       77 Brand Avenue
           Suite 320
   (Street)

   Clark          New Jersey  07066
   (City)         (State)     (Zip)

2. Date of Event Requiring Statement (Month/Day/Year)
   May 23, 2002

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)



4. Issuer Name and Ticker or Trading Symbol
   The A Consulting Team, Inc.
   (TACX)

5. If Amendment, Date of Original (Month/Day/Year)
   N/A

6. Relationship of Reporting Person to Issuer (Check all applicable)

   /X/ Director                            / / 10% Owner
   / / Officer (give title below)          / / Other (specify below)

7. Individual or Joint/Group Reporting (Check applicable line)

   /X/ Form filed by One Reporting Person
   / / Form filed by More than One Reporting Person

* If the Form is filed by more than one Reporting Person, see instruction
  5(b)(v).



            Table I -- Non-Derivative Securities Beneficially Owned

                                  2. Amount      3. Ownership
                                     of Secu-       Form:
                                     rities         Direct      4. Nature of
                                     Bene-          (D) or         Indirect
                                     ficially       Indirect       Beneficial
1. Title of Security                 Owned          (I)            Ownership
   (Instr. 4)                       (Instr. 4)     (Instr. 5)     (Instr. 5)
--------------------------------  -------------  -------------  ----------------
N/A                               N/A            N/A            N/A

*If the Form is filed by more than one reporting person, see Instruction
4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                          (Over)
                                                                 SEC 2270 (3-99)

               Table II--Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)


                                                2. Conversion                                     5. Number of Derivatives
                                                   or Exercise  3. Transaction                       Securities Acquired
                                                   Price of        Date          4. Transaction      (A) or Disposed of (D)
1. Title of Derivative                             Derivative      (Month/Day/      Code             (Instr. 3, 4 and 5)
   Security (Instr. 4)                             Security         Year)           (Instr. 8)       (A)             (D)
----------------------------------------------  --------------  --------------   --------------   -------------------------
                                                N/A             N/A              N/A                 N/A             N/A

                                                6. Date Exercisable     7. Title and Amount of
                                                   and Expiration Date     Underlying Securities
                                                   (Month/Day/Year)        (Instr. 4)
                                                ----------------------  ---------------------------
                                                Date                                     Amount or
1. Title of Derivative                          Exercis-    Expiration    Title          Number of
   Security (Instr. 4)                          able        Date                          Shares
----------------------------------------------  ----------  ----------  ---------------------------
                                                N/A         N/A            N/A             N/A

                                                                                10. Ownership
                                                                                    of
                                                                                    Derivative
                                                               9. Number of         Security:
                                                                  Derivative        Direct       11. Nature of
                                                                  Securities        (D) or           Indirect
                                                8. Price of       Beneficially      Indirect         Beneficial
1. Title of Derivative                             Derivative     Owned  at         (I)              Ownership
   Security (Instr. 4)                             Security       End of Year       (Instr. 5)       (Instr. 5)
----------------------------------------------  -------------  ---------------  --------------   --------------
                                                      N/A            N/A              N/A              N/A

Explanation of Responses:

Robert E. Duncan was appointed as a member of the Board of Directors of the Company on May 23, 2002.

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
           See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.


---------------------------------------    --------------------------
            Robert E. Duncan
    **Signature of Reporting Person                   Date



** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
           See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.